Exhibit 99.1

Pitney Bowes Announces Third Quarter 2015 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--October 29, 2015--Pitney Bowes Inc. (NYSE:PBI), a global technology company that provides products and solutions that power commerce, today reported financial results for the third quarter 2015.

Quarterly Financial Results:

  Revenue of $870 million, a decline of 4 percent on a constant currency basis and 8 percent as reported.
  Adjusted EPS of $0.43; GAAP EPS of $0.44. EPS includes a $0.02 per share negative impact of foreign exchange during the quarter.
  SG&A of $309 million, a decline of $33 million versus prior year.
  Gross Margin of 58.8 percent, improvement of 150 basis points versus prior year.
  Free cash flow of $131 million; GAAP cash from operations of $150 million.
  Repurchased $100 million of stock or 4.9 million shares.
  Company reaffirms adjusted EPS, GAAP EPS and free cash flow guidance; updates revenue guidance.

Strategic Updates:

  As announced in September, the Board of Directors authorized an incremental $100 million share repurchase.
  The Company launched its initial implementation of the new ERP platform in Canada in early October and remains on schedule to achieve the targeted savings and efficiencies associated with this program.
  The Company introduced several new products and solutions, including:
    SMB group launched the Relay™ Multi-Channel Communications Suite globally;
    Production Mail expanded its offerings in print, insertion and sortation equipment through its new AcceleJet™, Epic™ and TrueSort™ products;
    Software expanded its offerings with the EngageOne® Video solution, which helps enterprises up-sell and cross-sell through personalized videos.
  The Company made significant progress integrating its Borderfree acquisition while also achieving initial cost synergies.

"We made solid progress on our strategic plan in the third quarter," said Marc B. Lautenbach, President and CEO, Pitney Bowes. “Our North America SMB business continued to stabilize with equipment sales growing for the quarter. We improved our operational excellence with increased margins and very solid cash flow performance in the quarter. Our ERP project, which promises to unlock substantial value in our Company, got off to a very good start in early October with a successful launch in Canada. Finally, although our Ecommerce business continued to face currency headwinds, the integration of Borderfree remains on track. Overall, Digital Commerce grew 10 percent on a constant currency basis and I remain very optimistic about the long-term prospects of this business."

THIRD QUARTER 2015 - FINANCIAL RESULTS

Revenue was $870 million, a decline of 4 percent on a constant currency basis and 8 percent on a reported basis when compared to prior year.

Digital Commerce Solutions revenue grew 10 percent on a constant currency basis and 6 percent on a reported basis. Enterprise Business Solutions revenue declined 1 percent on a constant currency basis and 3 percent on a reported basis. SMB Solutions revenue declined 3 percent on a constant currency basis and 8 percent on a reported basis.

Adjusted earnings per diluted share were $0.43. Prior year adjusted earnings per diluted share were $0.51 and included $0.08 per share of tax benefits. Excluding the tax benefits in the prior year, adjusted earnings per diluted share this quarter would have been flat to the prior year.

Generally Accepted Accounting Principles (GAAP) earnings per diluted share were $0.44 and included a $0.01 per share net tax benefit related to the Company’s previous divestiture of an investment and other acquisition and disposition related transactions.

Earnings per share this quarter were reduced by $0.02 per share due to the impacts of foreign exchange. As expected, earnings per share this quarter were also impacted by the loss of three months of Imagitas earnings, which were estimated to be approximately $0.03 per share, and $0.01 per share of expense for three months of amortization of intangibles related to Borderfree.

The Company’s earnings per share results for the quarter are summarized in the table below:

	Third Quarter *
	2015	2014
Adjusted EPS from continuing operations	$0.43	$0.51
Net tax benefit from transactions	$0.01	-
Investment divestiture	-	$0.05
Restructuring charges	-	($0.01)
GAAP EPS from continuing operations	$0.44	$0.55
Discontinued operations - income	-	$0.10
GAAP EPS	$0.44	$0.65
* The sum of the earnings per share may not equal the totals above due to rounding

Free cash flow during the quarter was $131 million and cash provided by operating activities was $150 million on a GAAP basis. In comparison to the prior year, third quarter free cash flow was higher primarily due to lower working capital requirements and lower capital expenditures due to less of an investment in the Company’s new ERP platform. During the quarter, the Company used cash to pay $38 million in dividends to its common shareholders, repurchase $100 million worth of its shares and make $15 million in restructuring payments.

BUSINESS SEGMENT REPORTING

The Company revised its business segment reporting in the second quarter 2015 for its Digital Commerce Solutions segment. The Company’s business segment reporting reflects the clients served in each market and the way it manages these segments for growth and profitability. The primary reporting segment groups are the SMB Solutions group; the Enterprise Business Solutions group; and the Digital Commerce Solutions group.

The SMB Solutions group offers mailing equipment, financing, services and supplies for small and medium businesses to efficiently create mail and evidence postage. This group includes the North America Mailing and International Mailing segments. North America Mailing includes the operations of U.S. and Canada Mailing. International Mailing includes all other SMB operations around the world.

The Enterprise Business Solutions group provides mailing and printing equipment and services for large enterprise clients to process mail, including sortation services to qualify large mail volumes for postal worksharing discounts. This group includes the global Production Mail and Presort Services segments.

The Digital Commerce Solutions group provides customer engagement, customer information and location intelligence software; and solutions that facilitate global cross-border ecommerce transactions and shipping solutions for businesses of all sizes. This group includes the Software Solutions and Global Ecommerce segments.

The Other segment is comprised of the Imagitas marketing services business, which was sold on May 29, 2015.

SMB Solutions Group
($ millions)	Third Quarter
Revenue	2015	2014	Y/Y Reported	Y/Y Ex Currency	Y/Y Ex Currency and Divested Revenues*
North America Mailing	$353	$363	(3%)	(2%)	(2%)
International Mailing	105	132	(21%)	(9%)	(7%)
SMB Solutions Total	$458	$496	(8%)	(3%)	(3%)

EBIT
North America Mailing	$159	$160	0%
International Mailing	11	16	(33%)
SMB Solutions Total	$170	$176	(3%)

* Excludes the impacts of currency and the divested revenues in Europe related to the transition to a dealer sales network in six smaller European markets completed in the third quarter of 2014.

North America Mailing

North America Mailing revenue experienced the lowest rate of decline in 6 quarters, benefiting from 2 percent growth in equipment sales as productivity continues to improve. Recurring revenue stream trends also continued to be in-line with prior quarters. EBIT margin continued to improve versus the prior year due to the mix of business, organizational streamlining and on-going cost reduction initiatives.

International Mailing

During the quarter, currency adversely affected revenue comparisons by 12 percentage points. For comparative purposes, revenue declined 7 percent when adjusted for the impacts of both currency and the reduction in revenue resulting from the exit of direct operations in some European countries completed in the third quarter of 2014.

The rate of decline in revenue is stabilizing in most of the major markets where the go-to-market resource shift has been completed. The Company has been focused on the transition and training of the new sales organization in France, which is expected to result in improved productivity. EBIT margin declined versus the prior year due to lower mail finishing equipment sales, the impact of currency on costs and the temporary incremental costs related to the transition of the sales organization in France.

Enterprise Business Solutions Group
($ millions)	Third Quarter
Revenue	2015	2014	Y/Y Reported	Y/Y Ex Currency	Y/Y Ex Currency and Divested Revenues*
Production Mail	$102	$113	(10%)	(5%)	(4%)
Presort Services	116	111	4%	4%	4%
Enterprise Business Total	$218	$225	(3%)	(1%)	0%

EBIT
Production Mail	$12	$10	30%
Presort Services	26	22	18%
Enterprise Business Total	$38	$31	22%

* Excluding the impacts of currency and the divested revenues in Europe related to the transition to a dealer sales network in six smaller European markets completed in the third quarter of 2014.

Production Mail

While inserting equipment sales grew versus prior year, there were no production print installations during the quarter, which adversely impacted revenue. Revenue also declined partially due to lower support services. EBIT margin improved versus the prior year due to the mix of higher-margin inserting equipment sales as well as on-going cost reduction initiatives.

Presort Services

Revenue benefited from higher volumes of First Class and Standard mail processed versus the prior year. EBIT margin improved versus the prior year due to the revenue growth and on-going operational productivity.

Digital Commerce Solutions Group
($ millions)	Third Quarter
Revenue	2015	2014	Y/Y Reported	Y/Y Ex Currency
Software Solutions	$98	$112	(13%)	(7%)
Global Ecommerce	97	72	34%	36%
Digital Commerce Total	$194	$184	6%	10%

EBIT
Software Solutions	$15	$19	(23%)
Global Ecommerce	(1)	(1)	(83%)
Digital Commerce Total	$13	$18	(27%)

Software Solutions

Revenue comparisons were adversely impacted by lower licensing revenue in the Americas when compared to the prior year, which included a large licensing deal. Excluding the impact of that deal, Software’s results were in-line with expectations as the business continues to acquire new enterprise clients through targeted industry and application-specific solutions. EBIT margin declined as a result of a lower amount of licensing revenue, which has a higher-margin.

Global Ecommerce

Results included a full quarter of revenue from Borderfree and the continued expansion of the eBay UK outbound cross-border service. Outbound package shipments from the U.S. continued to be pressured by the strong U.S. dollar. EBIT margin was impacted primarily by amortization of intangibles and investments related to the Borderfree acquisition, offsetting benefits from initial integration synergies.

Other
($ millions)	Third Quarter
	2015	2014	Y/Y Reported	Y/Y Ex Currency
Revenue	$0	$37	NM	NM
EBIT	$0	$8	NM

The Other segment is comprised of the Imagitas marketing services business, which was sold in May 2015.

2015 GUIDANCE

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2014 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

The Company expects improving trends in the business to continue into the fourth quarter as a result of actions taken to achieve its long-term strategic initiatives. The Company is reaffirming its annual adjusted EPS, GAAP EPS and free cash flow guidance. The Company is updating its annual revenue guidance based on year-to-date results and the outlook for the remainder of the year.

The Company now expects:

  Annual revenue to be in the range of flat to a decline of 2 percent when compared to 2014 on a constant currency basis.

The Company still expects:

  Adjusted EPS to be in the range of $1.75 to $1.90;
  GAAP EPS to be in the range of $2.06 to $2.21;
  Free cash flow to be in the range of $450 million to $525 million.

As a reminder, GAAP EPS guidance for the year includes the following:

  $0.44 per share of Other income related to the net gain from the sale of Imagitas;
  $0.05 per share of Other expense for the resolution of an outstanding legal matter and transaction costs and fees related to the Borderfree and Imagitas transactions;
  $0.04 per share of Restructuring and asset impairment charges;
  $0.04 per share of compensation expense related to the vesting of options associated with the Borderfree acquisition.

This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pb.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company offering innovative products and solutions that enable commerce in the areas of customer information management, location intelligence, customer engagement, shipping and mailing, and global ecommerce. More than 1.5 million clients in approximately 100 countries around the world rely on products, solutions and services from Pitney Bowes. For additional information, visit Pitney Bowes at www.pitneybowes.com.

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The Company uses measures such as adjusted earnings before interest and taxes (EBIT), adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and goodwill and asset write-downs, because, while these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax settlements or payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. Segment EBIT is determined by deducting from revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; the implementation of a new enterprise resource planning system; changes in business portfolio; the success of our investment in rebranding the Company; the risk of customer concentration in our Digital Commerce Solutions group; integrating newly acquired businesses, including operations and product and service offerings; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond its control as more fully outlined in the Company's 2014 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and nine months ended September 30, 2015 and 2014, and consolidated balance sheets at September 30, 2015 and December 31, 2014 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue:
Equipment sales	$163,857	$177,458	$495,328	$558,032
Supplies	71,174	72,548	215,178	228,349
Software	97,700	112,271	283,241	312,891
Rentals	108,420	119,047	333,729	365,069
Financing	99,925	107,835	306,992	325,529
Support services	136,820	154,321	415,615	470,763
Business services	191,645	198,164	591,030	576,958

Total revenue	869,541	941,644	2,641,113	2,837,591

Costs and expenses:
Cost of equipment sales	78,650	90,984	232,706	262,336
Cost of supplies	21,629	22,470	65,912	70,129
Cost of software	27,219	29,775	85,584	93,423
Cost of rentals	21,423	23,636	63,127	74,273
Financing interest expense	17,533	19,667	54,171	59,733
Cost of support services	79,747	92,500	244,853	288,203
Cost of business services	130,004	142,512	405,559	406,472
Selling, general and administrative	309,211	341,738	939,318	1,031,497
Research and development	29,153	26,060	83,693	80,901
Restructuring charges and asset impairments, net	36	4,526	14,305	22,666
Interest expense, net	20,165	22,158	65,200	67,704
Other (income) expense, net	(1,781)	(15,919)	(94,916)	45,738

Total costs and expenses	732,989	800,107	2,159,512	2,503,075

Income from continuing operations before income taxes	136,552	141,537	481,601	334,516

Provision for income taxes	42,676	25,310	145,574	79,681

Income from continuing operations	93,876	116,227	336,027	254,835

Income (loss) from discontinued operations, net of tax	-	20,655	(582)	30,173

Net income before attribution of noncontrolling interests	93,876	136,882	335,445	285,008

Less: Preferred stock dividends of subsidiaries attributable to noncontrolling interests	4,594	4,593	13,781	13,781

Net income - Pitney Bowes Inc.	$89,282	$132,289	$321,664	$271,227

Amounts attributable to common stockholders:
Income from continuing operations	$89,282	$111,634	$322,246	$241,054
Income (loss) from discontinued operations, net of tax	-	20,655	(582)	30,173

Net income - Pitney Bowes Inc.	$89,282	$132,289	$321,664	$271,227

Basic earnings per share attributable to common stockholders (1):
Continuing operations	$0.45	$0.55	$1.60	$1.19
Discontinued operations	-	0.10	-	0.15

Net income - Pitney Bowes Inc.	$0.45	$0.65	$1.60	$1.34

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	$0.44	$0.55	$1.60	$1.18
Discontinued operations	-	0.10	-	0.15

Net income - Pitney Bowes Inc.	$0.44	$0.65	$1.59	$1.33

Weighted-average shares used in diluted EPS	201,016,809	203,968,557	201,884,967	203,959,978

(1) The sum of the earnings per share amounts may not equal the totals due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except per share data)

Assets	September 30, 2015	December 31, 2014 (1)
Current assets:
Cash and cash equivalents	$715,976	$1,079,145
Short-term investments	34,318	32,121

Accounts receivable, gross	411,804	448,017
Allowance for doubtful accounts	(12,680)	(10,742)
Accounts receivable, net	399,124	437,275

Short-term finance receivables	956,767	1,019,412
Allowance for credit losses	(16,143)	(19,108)
Short-term finance receivables, net	940,624	1,000,304

Inventories	103,195	84,827
Current income taxes	33,057	40,542
Other current assets and prepayments	71,454	57,173
Assets held for sale	-	52,271

Total current assets	2,297,748	2,783,658

Property, plant and equipment, net	317,005	285,091
Rental property and equipment, net	188,485	200,380

Long-term finance receivables	774,690	828,723
Allowance for credit losses	(6,551)	(9,002)
Long-term finance receivables, net	768,139	819,721

Goodwill	1,753,888	1,672,721
Intangible assets, net	192,318	82,173
Non-current income taxes	70,731	96,377
Other assets	553,467	569,110

Total assets	$6,141,781	$6,509,231

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,379,337	$1,572,971
Current income taxes	79,689	90,167
Current portion of long-term debt and notes payable	521,091	324,879
Advance billings	353,467	386,846

Total current liabilities	2,333,584	2,374,863

Deferred taxes on income	131,416	64,839
Tax uncertainties and other income tax liabilities	94,822	86,127
Long-term debt	2,471,055	2,927,127
Other non-current liabilities	672,507	682,646

Total liabilities	5,703,384	6,135,602

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	1	1
Cumulative preference stock, no par value, $2.12 convertible	519	548
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	156,195	178,852
Retained earnings	5,106,214	4,897,708
Accumulated other comprehensive loss	(900,852)	(846,156)
Treasury stock, at cost	(4,543,388)	(4,477,032)

Total Pitney Bowes Inc. stockholders' equity	142,027	77,259

Total liabilities, noncontrolling interests and stockholders' equity	$6,141,781	$6,509,231

(1) Certain prior year amounts have been revised.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
(Unaudited; in thousands)

	Three Months Ended September 30,
			%
	2015	2014	Change
Revenue

North America Mailing	$353,159	$363,285	(3%)
International Mailing	104,615	132,291	(21%)
Small & Medium Business Solutions	457,774	495,576	(8%)

Production Mail	101,646	113,497	(10%)
Presort Services	115,912	111,434	4%
Enterprise Business Solutions	217,558	224,931	(3%)

Software Solutions	97,638	112,006	(13%)
Global Ecommerce	96,571	71,870	34%
Digital Commerce Solutions	194,209	183,876	6%

Other	-	37,261	(100%)

Total revenue	$869,541	$941,644	(8%)

EBIT (1)

North America Mailing	$159,319	$159,638	(0%)
International Mailing	10,739	16,079	(33%)
Small & Medium Business Solutions	170,058	175,717	(3%)

Production Mail	12,401	9,570	30%
Presort Services	25,908	21,927	18%
Enterprise Business Solutions	38,309	31,497	22%

Software Solutions	14,613	18,921	(23%)
Global Ecommerce	(1,240)	(676)	(83%)
Digital Commerce Solutions	13,373	18,245	(27%)

Other	-	7,980	(100%)

Total EBIT	221,740	233,439	(5%)

Unallocated amounts:
Interest, net (2)	(37,698)	(41,825)
Corporate and other expenses	(49,235)	(61,470)
Restructuring charges and asset impairments, net	(36)	(4,526)
Other income, net	1,781	15,919

Income from continuing operations before income taxes	$136,552	$141,537
(1)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges and other items, which are not allocated to a particular business segment.
(2)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
(Unaudited; in thousands)

	Nine Months Ended September 30,
			%
	2015	2014	Change
Revenue

North America Mailing	$1,071,824	$1,115,506	(4%)
International Mailing	331,398	438,819	(24%)
Small & Medium Business Solutions	1,403,222	1,554,325	(10%)

Production Mail	298,880	330,469	(10%)
Presort Services	351,365	339,206	4%
Enterprise Business Solutions	650,245	669,675	(3%)

Software Solutions	282,916	312,200	(9%)
Global Ecommerce	249,923	204,399	22%
Digital Commerce Solutions	532,839	516,599	3%

Other	54,807	96,992	(43%)

Total revenue	$2,641,113	$2,837,591	(7%)

EBIT (1)

North America Mailing	$482,376	$476,757	1%
International Mailing	36,585	67,347	(46%)
Small & Medium Business Solutions	518,961	544,104	(5%)

Production Mail	31,461	27,865	13%
Presort Services	76,946	68,235	13%
Enterprise Business Solutions	108,407	96,100	13%

Software Solutions	34,904	30,620	14%
Global Ecommerce	9,962	9,100	9%
Digital Commerce Solutions	44,866	39,720	13%

Other	10,569	13,965	(24%)

Total EBIT	682,803	693,889	(2%)

Unallocated amounts:
Interest, net (2)	(119,371)	(127,437)
Corporate and other expenses	(151,959)	(163,532)
Restructuring charges and asset impairments, net	(14,305)	(22,666)
Other income (expense), net	94,916	(45,738)
Acquisition related compensation expense	(10,483)	-

Income from continuing operations before income taxes	$481,601	$334,516
(1)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges and other items, which are not allocated to a particular business segment.
(2)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Income from continuing operations
after income taxes, as reported:	$89,282	$111,634	$322,246	$241,054
Restructuring charges and asset impairments, net	47	2,903	8,607	15,161
Gain on sale of Imagitas	30	-	(88,399)	-
Acquisition and disposition transaction costs	5,323	-	11,428	-
Legal settlement	(370)	-	4,250	-
Acquisition related compensation expense	-	-	7,246	-
Investment divestiture	(7,756)	(9,774)	(7,756)	(9,774)
Extinguishment of debt	-	-	-	37,833
Income from continuing operations
after income taxes, as adjusted:	$86,556	$104,763	$257,622	$284,274

Diluted earnings per share from
continuing operations, as reported:	$0.44	$0.55	$1.60	$1.18
Restructuring charges and asset impairments, net	-	0.01	0.04	0.07
Gain on sale of Imagitas	-	-	(0.44)	-
Acquisition and disposition transaction costs	0.03	-	0.06	-
Legal settlement	-	-	0.02	-
Acquisition related compensation expense	-	-	0.04	-
Investment divestiture	(0.04)	(0.05)	(0.04)	(0.05)
Extinguishment of debt	-	-	-	0.19
Diluted earnings per share from continuing
operations, as adjusted:	$0.43	$0.51	$1.28	$1.39

Net cash provided by operating activities,
as reported:	$150,384	$116,985	$350,715	$397,432
Capital expenditures	(40,708)	(48,920)	(129,643)	(121,270)
Restructuring payments	15,281	8,621	46,056	42,151
(Receipts) payments related to investment divestiture	(5,773)	53,738	20,602	53,738
Reserve account deposits	(4,166)	(12,563)	(25,630)	(15,919)
Acquisition related compensation payment	-	-	10,483	-
Tax payment related to sale of Imagitas	15,918	-	15,918	-
Cash transaction fees related to acquisitions
and dispositions	-	-	11,116	-
Extinguishment of debt	-	-	-	61,657

Free cash flow, as adjusted:	$130,936	$117,861	$299,617	$417,789

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

GAAP income from continuing operations
after income taxes, as reported	$89,282	$111,634	$322,246	$241,054
Restructuring charges and asset impairments, net	47	2,903	8,607	15,161
Gain on sale of Imagitas	30	-	(88,399)	-
Acquisition and disposition transaction costs	5,323	-	11,428	-
Legal settlement	(370)	-	4,250	-
Acquisition related compensation expense	-	-	7,246	-
Investment divestiture	(7,756)	(9,774)	(7,756)	(9,774)
Extinguishment of debt	-	-	-	37,833
Income from continuing operations
after income taxes, as adjusted	86,556	104,763	257,622	284,274
Provision for income taxes, as adjusted	43,657	20,788	140,070	104,865
Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,594	4,593	13,781	13,781
Income from continuing operations
before income taxes, as adjusted	134,807	130,144	411,473	402,920
Interest, net	37,698	41,825	119,371	127,437
Adjusted EBIT	172,505	171,969	530,844	530,357
Depreciation and amortization	42,333	49,643	127,486	142,506
Adjusted EBITDA	$214,838	$221,612	$658,330	$672,863

CONTACT:
Pitney Bowes Inc.
Editorial:
Bill Hughes, 203/351-6785
Chief Communications Officer
or
Financial:
Charles F. McBride, 203/351-6349
VP, Investor Relations